Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Vacasa, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Vacasa, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated:  August 11, 2021

/s/ Ryan Bone
Name: Ryan Bone